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                                                                Exhibit 23.1


                                     CONSENT



     We have issued our report dated June 17, 1996, accompanying the financial statements of Home City Federal Savings Bank of Springfield in Forms S-1 and AC and the Prospectus to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about September 20, 1996. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and all amendments, thereto, and to the use of our name as it appears under the caption "Experts".


                                                  ROBB, DIXON, FRANCIS, DAVIS,
                                                  ONESON & COMPANY


Granville, Ohio
November 1, 1996